Exhibit 99.1

Press Release For Immediate Release	Contact: Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Announces Amended Share Repurchase Plan

Ontario, CA, July 29, 2019– CVB Financial Corp. announced today that, pursuant to the Company’s common stock repurchase program (the “Repurchase Program”), the Company’s Board of Directors has authorized the Company to enter into an amendment to the Company’s 2018 Rule 10b5-1 repurchase plan agreement which originally became effective on November 1, 2018 (the “2018 10b5-1 Plan”). Pursuant to the 2018 10b5-1 Plan, as amended by the July 29, 2019 amendment (together, the “2018 Amended 10b5-1 Plan”), the aggregate number of shares subject to repurchase by the Company, as compared to the 2018 10b5-1 Plan, has been increased from a maximum of 6,000,000 to 9,577,917 shares of the Company’s common stock, and such shares will be eligible for repurchase by the Company beginning on July 29, 2019 until the 2018 Amended 10b5-1 Plan expires on July 31, 2020, unless the aggregate authorized share repurchases are completed sooner or the 2018 Amended 10b5-1 Plan is otherwise extended or terminated.

The Company has repurchased 422,083 shares of its common stock since August 11, 2016, which was the effective date of the repurchase plan agreement which preceded the 2018 10b5-1 Plan. Accordingly, as of July 29, 2019, as noted above, 9,577,917 shares of the Company’s common stock remain available for repurchase under the Company’s Repurchase Program as amended by the 2018 Amended 10b5-1 Plan.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.